EXHIBIT 99.1

COLUMBIA LABORATORIES SIGNS U.S. LICENSE AND SUPPLY
AGREEMENT WITH ASCEND THERAPEUTICS TO MARKET
PROCHIEVE® 4% PROGESTERONE GEL

LIVINGSTON, NJ— September 27, 2007—Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced that it has signed an exclusive, five year license and supply agreement with Ascend Therapeutics, Inc., for the Company’s PROCHIEVE ® 4% progesterone gel, currently indicated and FDA-approved for the treatment of secondary amenorrhea (secondary amenorrhea is lack of periods for 6 or more months in a woman who has already started menstruation and who is not pregnant, lactating, or in menopause).

Under terms of the agreement, effective January 1, 2008, Ascend Therapeutics will be responsible for marketing and sales of PROCHIEVE ® 4% in the United States using its existing 100-person sales force that calls on a broad range of obstetricians and gynecologists (OB/GYNs). Ascend will purchase product from Columbia at a transfer price equal to 35% of its net selling price with minimum annual purchase obligations that increase over the life of the agreement.

“We are pleased to announce this exclusive agreement with Ascend Therapeutics, a biopharmaceutical company with an established and growing franchise in women’s health,” stated Robert S. Mills, president and chief executive officer of Columbia Laboratories. “Ascend Therapeutics represents the perfect partner to increase sales of PROCHIEVE ® 4%, given their ability to effectively reach over 14,000 physicians who are likely to prescribe progesterone but are not on our infertility target list of reproductive endocrinologists and OB/GYNs who treat infertility. With Ascend Therapeutics’ efforts, we expect sales of PROCHIEVE® 4% to increase significantly over the agreement term. This, in turn, will allow Columbia to maintain its renewed focus on the specialized, infertility market.”

“We are pleased to have the opportunity to promote a therapeutic option to treat a condition common among women. As we continue to foster and build our specialty with the OB/GYN community, PROCHIEVE ® 4% will be integral to our success and will add value to our overall women's health care franchise,” said Jay Bua president of Ascend.

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and marketing products for the women’s healthcare and endocrinology markets using its novel bioadhesive drug delivery technology. Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. The Company’s research and development programs include a vaginal lidocaine product to prevent and treat dysmenorrhea and PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy. For more information, please visit www.columbialabs.com.

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About Ascend Therapeutics
Ascend Therapeutics, based in Herndon, Virginia, is affiliated with Besins Healthcare SA, a privately-held, European-based pharmaceutical company focused in women's and men's health. Pioneers in transdermal drug delivery systems, Ascend currently markets EstroGel® (0.06% estradiol gel), the first FDA-approved transdermal estrogen gel therapy in the United States and Besins is the originator of AndroGel®. For more information about Ascend, go to the company's web site at www.ascendtherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements are subject to certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the timely and successful development of new products, including vaginal lidocaine to prevent and treat dysmenorrhea, and new indications for current products, including PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of clinical studies, including the clinical studies for our vaginal lidocaine product candidate and the planned Phase III study of PROCHIEVE 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies, the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Company Contact                                                                 Investor and Media Contact
James A. Meer                     Melody A. Carey
Senior Vice President, CFO & Treasurer  Co-President, Rx Communications
(973) 486-8860           (917) 322-2571
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